Exhibit 99.1
For immediate release

Contact:        Jennifer L. Rosa
Public Relations Manager
(216) 288-5028

Memorandum of Understanding Lifted from Third Federal Savings & Loan

CLEVELAND - December 21, 2012 - Third Federal Savings & Loan Association of Cleveland (“Third Federal”), a subsidiary of TFS Financial Corporation (Nasdaq: TFSL), received written notification today that the Memorandum of Understanding (“MOU”) put in place on February 7, 2011, by the Office of Thrift Supervision (“OTS”) on Third Federal, has been terminated by the Office of the Comptroller of the Currency (“OCC”). The issues in the terminated MOU applied to the thrift operations of Third Federal.

The MOU impacting TFS Financial Corporation and its mutual holding company also put in place on February 7, 2011, by the OTS, is still active. Now under the regulation of the Federal Reserve, the MOU covers enterprise risk management and places restrictions on stock dividends and buybacks. The MOU will remain in effect until terminated, suspended, or modified by the Federal Reserve.

“This is a positive first step,” said Marc A. Stefanski, chairman and CEO of Third Federal. “We are continuing to work toward termination of the MOU at the TFS Financial and holding company levels.”

Third Federal is a leading provider of savings and mortgage products. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal, through its parent, TFS Financial Corporation, became a public company in 2007. The Association is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 22 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2012, Third Federal's assets totaled $11.5 billion.